Exhibit 2.3

STATE OF DELAWARE

CERTIFICATE OF MERGER

of

GO MERGER SUB LLC

(a Delaware limited liability company)

with and into

WALKER DIGITAL HOLDINGS, LLC

(a Delaware limited liability company)

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act:

FIRST: The name of the surviving limited liability company is Walker Digital Holdings, LLC, a Delaware limited liability company.

SECOND: The name of the limited liability company being merged into the surviving limited liability company is GO Merger Sub LLC, a Delaware limited liability company.

THIRD: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent limited liability companies.

FOURTH: The name of the surviving limited liability company is Walker Digital Holdings, LLC.

FIFTH: The Certificate of Formation of Walker Digital Holdings, LLC immediately prior to the effective time of the Merger shall be the Certificate of Formation of the surviving limited liability company without any amendment thereto.

SIXTH: The executed Agreement and Plan of Merger is on file at Two High Ridge Park, Stamford, CT 06905, the principal place of business of the surviving limited liability company.

SEVENTH: This Certificate of Merger shall be effective on the date the Secretary of State of the State of Delaware accepts this Certificate of Merger.

EIGHTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of the constituent limited liability companies.

[Signature Page Follows]

IN WITNESS WHEREOF, the surviving limited liability company has caused this certificate to be signed by an authorized person this 18th day of September, 2013.

WALKER DIGITAL HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Jay Walker
Name: Jay Walker
Title: Authorized Person

[Signature Page to Certificate of Merger]